Exhibit 23.5
Consent of Valuation Research Corporation
We hereby consent to the references to our name and our appraisal dated June 15,2009 of the Tommy Bahama trade name in the United States in the Registration Statement on Form S-4 (together with any amendments thereto, the “Registration Statement”) and related Prospectus of Oxford Industries, Inc. (the “Company”) for the registration of $150,000,000 aggregate principal amount of 11.375% Senior Secured Notes due 2015.

For Valuation Research Corporation (VRC):

/s/ Raymond Weisner
Raymond Weisner, Senior Vice President

July 9, 2009